Exhibit 6.10

 June 16, 2017

Via Electronic Mail

Holosfind S.A.

21 rue de la Paix, 75002
Paris, France

Attn: Sylvain Bellaiche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaiche

Re: Amendment No. 5 to the Forbearance Agreement (the “Fifth Amendment”)

Gentlemen:

Reference is made to that certain Amendment to the Forbearance Agreement, dated May 10, 2017 (the “Third Amendment”), by and among the Holosfind S.A. (the “Company”), Digital Social Retail, Inc. (“DSR”), and MG Partners II Limited (“MGP II”), pursuant to which the parties agreed to extend the deadline for DSR’s Filed Registration Statement to July 15, 2017. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Third Amendment.

Pursuant to recent conversations between the parties, the parties now wish to amend the terms of the Fourth Amendment in order to extend the forbearance deadline from July 15, 2017, as described therein, in accordance with the terms of this Fourth Amendment.

The parties hereby agree that MGP II will temporarily forbear the rights it is entitled to exercise under the Investment Agreement, Pledge Agreement, and any and all transaction documents related to the Investment Agreement and the Pledge Agreement (collectively, the “Transaction Documents”), due to such defaults described in the Forbearance Agreement, until September 15, 2017, in consideration for the following:

1.    Upon the first closing of the Regulation A+ offering, listing or quotation of DSR’s shares of DSR’s common stock (the “Common Stock”) on an Eligible Market (the “Listing”), MGP II shall receive: (a) One Million Three Hundred Thousand Dollars ($1,300,000) from Holosfind and/or DSR (the “Cash Payment”), in U.S. Dollars; and (b) shares of DSR’s Common Stock in an amount equal to Nine an 99/100 (9.99%) percent of the issued and outstanding shares of DSR’s Common Stock, on a fully-diluted basis (the “Stock Payment”), which shall include but not be limited to all issued and outstanding DSR shares of Common Stock, and equity linked instruments at the listing or quotation of DSR’s Common Stock on an Eligible Market. For the avoidance of doubt, MGP II shall own 9.99% of the issued and outstanding shares of Common Stock DSR on the date immediately following the listing or quotation of DSR’s Common Stock on an Eligible Market. Within two (2) business days of such listing or quotation, DSR shall deliver a stock certificate to MGP II, free and clear of all incumbencies, which such stock certificate shall represent the Stock Payment. The shares of Common Stock issued to MGP II shall have piggy-back registration rights. Upon the issuance of the DSR Common Stock to MGP II, MGP II will file all required SEC documents.

Upon fulfillment of the above obligations, Holosfind/DSR will have fulfilled all its obligations towards MGP II. For the avoidance of doubt, all obligations, as detailed above, include but are not limited to the receipt by MGP II from Holosfind/DSR of the Cash Payment and the Stock Payment on a fully-diluted basis. If the above obligations are not fulfilled by September 15, 2017, then MGP II shall have the ability to exercise any and all rights to which it is entitled under the Transaction Documents, and shall also have the ability to exercise any and all rights at law or in equity.

Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment and any and all Transaction Documents remain unchanged and are in full force and effect. Any discrepancies between this Fourth Amendment and the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, and/or the Third Amendment, shall be resolved in favor of this Fourth Amendment This Fourth Amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

This Fourth Amendment shall be limited as written in the manner and to the extent described above and nothing in this Fourth Amendment shall be deemed to constitute a waiver of compliance by the Company or DSR with respect to any other term, provision or condition of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, or any other instrument or agreement referred to therein.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[Signature pages follow]

Very truly yours,

MG PARTNERS II LTD.

By:	/s/ Michael Abitebol
Name: Michael Abitebol
Title:

By:
Name:
Title:

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
Name: Sylvain Bellaiche
Title: President, a duly authorized representative of the above entity

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Sylvain Bellaiche
Name: Sylvain Bellaiche
Title: President, a duly authorized representative of the above entity

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